CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report, dated May 29, 2008, on the annual financial statements and financial highlights of The Forester Funds, Inc., Forester Value Fund, which is included in Part A and B in Post Effective Amendment No. 11 to the Registration Statement under the Securities Act of 1933 and Post Effective Amendment No. 14 under the Investment Company Act of 1940 and included in the Prospectus and Statement of Additional Information, as specified, and to the reference made to us under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Abington, Pennsylvania

July  18, 2008